Free Writing Prospectus (To the Prospectus dated March 31, 2009, as supplemented by the prospectus supplement dated December 6, 2010)	Filed Pursuant to Rule 433 Registration Statement No. 333-158319 February 3, 2010

SIGN IN | REGISTER | CONTACT US
Home » Auction #2463

Auctions	View Auction
View current auctions	Zions Bancorporation Senior Note / 1 Year Corporates
Results Archive	BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor’s).
View the results of completed auctions
FDIC-Insured CDs	Buy Today! Information
Municipal Bonds		Price:	100.000
Corporate Bonds		Yield:	2.75%
US Agencies
Preferred Stock	Auction Information			Issue Information
Warrants	Auction Start:	2/2/2011 5:00 PM EST		Issue Type:	Corporate Bonds
Issuers	Auction End:	2/10/2011 1:30 PM EST		Principal Offered:	$1,500,000.00
University Learn more about our auctions Demos Learn how to participate! Think	Last Update:	2/2/2011 9:35:48 PM EST		Units Offered:	1500
	Auction Status:	Accepting Bids		Denomination:	$1,000.00
				Coupon:	2.750%
	Bidding Information			Min. Price:	98.000
	Number of Bidders:		2	Max. Price:	102.000
	Number of Bids:		2	Min. Yield:	0.739%
	Current Market-Clearing		98.000	Max. Yield:	4.823%
	Price:			Settlement Date:	2/15/2011
	Current Market-Clearing		4.823%	First Interest Date:	8/15/2011
WEEKLY UPDATE	Yield*:			Maturity Date:	2/15/2012
Sign up to receive a free weekly email containing economic commentary, new-issue alerts, investing news, and much more.				Day Basis:	30/360
				Int. Frequency:	Semi-Annually
				Documents:	Offering Documents

First Name

Last Name

Email	Before submitting bids in this auction you must Register or Sign In.

Sign Up!
	Note: This page will check for updates every minute.

	Please direct questions regarding the website or bidding procedures to the Auction Administrator.

	You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

	Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the prospectus supplement dated December 6, 2010 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.

	*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

	Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

	Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

	Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

	Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

	Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions

PUBLIC_VIEW :: MY ACCOUNT | SIGN OUT | CONTACT US
Home » Auction #2463

Auctions	Bidding Qualification
View current auctions	Zions Bancorporation Senior Note / 1 Year Corporates
Results Archive	BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor’s).
View the results of completed auctions
FDIC-Insured CDs	Please confirm your agreement with each of the following by checking the box next to each statement.

Municipal Bonds	☐ I agree that the following contact information is correct:

Corporate Bonds	Name: John Smith E-mail: john.smith@email.com Telephone: 212 -121-2121
US Agencies Preferred Stock
Warrants	☐ I have accessed or received the Offering Documents.
Issuers	☐ I understand that the Corporate Notes that I am bidding for are securities and are not insured by the FDIC, are not deposits of any bank and may lose value. All securities are subject to investment risks, including possible loss of the principal invested.
University Learn more about our auctions
Demos Practice bidding in our trial auctions	☐ By participating in this auction, I declare that my investment objective(s), time horizon and risk tolerance allow for the purchase of the securities being offered. Furthermore, I authorize Zions Direct to update my investor profile, if needed, to align my profile with this purchase.
Think	☐

  I understand that Zions Direct is committed to conducting fair, open, and transparent auctions for the benefit of all participants. Zions Direct will not tolerate or conduct business with anyone who attempts to disrupt or manipulate the process for any auction. I agree that by participating in this auction I will not be engaging in any such attempt.

My Account

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the prospectus supplement dated December 6, 2010 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions

PUBLIC_VIEW :: MY ACCOUNT | SIGN OUT | CONTACT US
Home » Auction #2463

Auctions	Bid Page
View current auctions
	Zions Bancorporation Senior Note / 1 Year Corporates
Results Archive	BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor’s).
View the results of completed auctions
FDIC-Insured CDs	Auction Information					Issue Information
Municipal Bonds	Auction Start:	2/2/2011 5:00 PM EST				Issue Type:	Corporate Bonds
Corporate Bonds	Auction End:	2/10/2011 1:30 PM EST				Principal Offered:		$1,500,000.00
	Last Update:	2/2/2011 9:40:11 PM EST				Units Offered:		1500
US Agencies	Auction Status:	Accepting Bids				Denomination:		$1,000.00
Preferred Stock						Coupon:		2.750%
Warrants						Min. Price:		98.000
Issuers						Max Price:		102.000
University						Min. Yield:		0.739%
Learn more about our auctions						Max. Yield:		4.823%
Demos						Settlement Date:	2/15/2011
Practice bidding in our trial auctions						First Interest Date:	8/15/2011
Think						Maturity Date:	2/15/2012
My Account						Day Basis:	30/360
						Int. Frequency:	Semi-Annually
						Documents:	Offering Documents
						Bidding Information
						Number of Bidders:		2
						Number of Bids:		2
						Current Market-Clearing		98.000
						Price:
						Current Market-Clearing		4.823%
						Yield*:
						Buy Today! Information
						Price: 100.000
						Yield: 2.75%

	PUBLIC_VIEW						Current Market-Clearing Price:	98.000
							Current Market-Clearing Yield*:	4.823%

		Units	Price	- OR -	Yield		Submitted	“In the Money”

	Buy Today!		100.000		2.750%
	The Buy Today! sale closes on 2/10 at 12:00 AM ET. 500 / 500 units remaining.
	Auction Bids

	1					%

	2					%

	3					%

	4					%

	5					%
	Bid Limit: $ 1,000.00						Calculate/Refresh	Submit

Note: This page will check for updates every minute.

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the prospectus supplement dated December 6, 2010 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions

PUBLIC_VIEW :: MY ACCOUNT | SIGN OUT | CONTACT US
Home » Auction #2463

Auctions	Please review and confirm the bids below
View current auctions
Results Archive
View the results of completed auctions	Confirm Bid Submission
FDIC-Insured CDs	Zions Bancorporation Senior Note / 1 Year Corporates
Municipal Bonds	BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor’s).

Corporate Bonds	Bidder	Bid #	Units @ Price	Yield	Max. Award	Max. Amt. Due	Status
US Agencies	PUBLIC_VIEW	1	1 @ 100.000	2.750%	1	$1,000.00	NEW
Preferred Stock	Bid Limit: $ 1,000.00			I understand that I could win as many as 1 unit, at a total cost of up to $ 1,000.00.
Warrants
Issuers						Cancel Submit
University
Learn more about our auctions
Demos Practice bidding in our trial auctions	Please direct questions regarding the website or bidding procedures to the Auction Administrator.
You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.
Think My Account

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the prospectus supplement dated December 6, 2010 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value
Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions